Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-65807 of UMB Financial Corporation on Form S-8 of our report dated June 25, 2010 relating to the financial statements of the UMB Profit Sharing and 401(k) Savings Plan appearing in this Annual Report on Form 11-K for the year ended December 31, 2009.

/s/ RubinBrown LLP

Overland Park, Kansas

June 29, 2010